September 14, 2011

NDB Energy, Inc.
1200 G Street NW
Suite 800
Washington, D.C. 20005
Attention: Mr. James Cerna

RE: Producing Property Acquisition – Tribune and Parish Leases, Archer County, Texas

The following outlines our joint agreement to acquire and operate the referenced leases:

- NDB Energy, Inc. ("NDB"), a Nevada corporation, will pay $125,000 for the acquisition of the Tribune and Parish Leases located in Archer County, Texas,
- NDB will receive an 80.00% non-operated working interest; 60.80% net royalty interest in the leases,
- Baron Energy, Inc. ("BROE"), a Nevada corporation, will receive a 20.00% operated working interest; 15.20% net royalty interest in the leases, and
- BROE will be given, by NDB, a 6 month option from the time of closing to purchase from NDB a 20.00% WI / 15.20 NRI under the same pro rata terms and conditions as the original purchase price.

Please indicate below your understanding and agreement to the above.

Ronnie L. Steinocher
President and CEO
Baron Energy, Inc.

AGREED: Amar Singh DATE: 9/16/11

TITLE: CFO / DIRECTOR

392 W. Mill St., New Braunfels, Texas 78130 – Phone/Fax 830-608-0300

KRISTI VASSILEVA MARKOVSKA
Notary Public, State of Michigan
County of Washtenaw
My Commission Expires Jul. 19, 2016
Acting in the County of Oakland

9-16-2011

K. Markovska

## ASSIGNMENT AND BILL OF SALE

THE STATE OF TEXAS

COUNTY OF ARCHER

This Assignment and Bill of Sale, effective as of SEPTEMBER 16, 2011 ("Effective Date"), is by and between Baron Energy, Inc., a Nevada corporation, whose address is 392 W. Mill St., New Braunfels, TX 78103, as "Assignor" and NDB Energy, Inc., a Nevada corporation, whose address is 1200 G Street NW, Suite 800, Washington DC 20005 hereinafter referred to as "Assignee."

WITNESSETH:

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby grants, sells, conveys, assigns and transfers to Assignee, effective as of the Effective Date, the following:

(a) The interests of the Assignor in the oil and gas leases and agreements described in Exhibit "A" attached hereto and incorporated herein by reference;

(b) The Assignor's right, title, and interest in and under, or derived from, all presently existing contracts, agreements, and instruments to the extent they relate to the interest described in Exhibit "A," including, but not limited to, operating agreements, unitization agreements, communitization and pooling agreements, agreements for the sale or purchase of oil, gas, casinghead gas or $CO_2$, and gas processing agreements all of which are hereinafter collectively referred to as "Existing Contracts");

(c) The Assignor's right, title, and interest in and to all real and personal property, fixtures, appurtenances, easements, licenses, approvals, or authorizations and permits to the extent they directly relate to the interests described in Exhibit "A," including all wells, associated equipment, surface rights, and lease and unit owned facilities;

(d) The Assignor's right, title, and interest in and to the oil, gas of any kind and nature, other hydrocarbons and other minerals in, on, and produced from or allocated to the leasehold interest sold to Assignee from and after the Effective Date hereof.

All of the property and contract rights, titles, and interests described above are hereinafter collectively called the "Purchased Properties."

TO HAVE AND TO HOLD the said Purchased Properties unto Assignee, its successors and assigns, forever subject to the terms, reservations, and conditions contained herein.

All of the Purchased Properties, whether real or personal, are conveyed subject to a Special Warranty of Title, that the Purchased Properties are free and clear of and from any lien, claim, mortgage, or other encumbrance, whether similar or dissimilar, by any person claiming by, through, or under Assignor, and not otherwise.

Assignor also hereby grants and transfers to Assignee, its successors and assigns, the benefit of the right to enforce the covenants and warranties, if any, which Assignor is entitled to enforce with respect to the Purchased Properties against Assignor's predecessors in title.

By acceptance of this Assignment, on and after the Effective Date Assignee assumes and agrees to pay, perform, and discharge all of Assignor's responsibilities, liabilities, and obligations related to the environmental condition of the Purchased Properties.

EXHIBIT "A"
attached to and made a part of Assignment and Bill of Sale effective
SEPTEMBER 16, 2011 between NDB Energy, Inc. and
Baron Energy, Inc.

**PARISH LEASE:**

LANDS:

5-acre tract numbers 973 and 974 in Block 85, American Tribune New Colony Company Lands, limited to a subsurface depth of 2,000 feet

The following-described Oil and Gas Lease to the extent it covers the above described lands, to-wit:

Oil and Gas Lease dated April 1, 1983 from Aminex Corporation, as Lessor, to Kirby M. Crenshaw, as Lessee, recorded in Volume 421, Page 523 of the Deed Records of Archer County, Texas.

| | |
|---|---|
| WORKING INTEREST: | 80.0000% |
| NET REVENUE INTEREST: | 60.8000% |

**TRIBUNE LEASE:**

LANDS:

135 acres, more or less, being 5-acre tract numbers 999-1016, inclusive, and 1041-1049, inclusive, all in Block 85, American Tribune New Colony Lands, limited to a subsurface depth of 2,000 feet

The following-described Oil and Gas Lease to the extent it covers the above described lands, to-wit:

Oil and Gas Lease dated March 3, 1980 from Tribune Oil Corporation, as Lessor, to Kirby M. Crenshaw, as Lessee, recorded in Volume 390, Page 373 of the Deed Records of Archer County, Texas.

| | |
|---|---|
| WORKING INTEREST: | 80.0000% |
| NET REVENUE INTEREST: | 60.8000% |

or which in any manner relates to the condition of the premises and equipment with regard to any event or occurrence occurring after the Effective Date.

EXECUTED by Assignor and Assignee on the dates shown below.

**ASSIGNOR**

BARON ENERGY, INC.

Date: ______________________

By: ______________________
Name: Ronnie L. Steinocher, President and CEO

STATE OF TEXAS

COUNTY OF ____________

The foregoing instrument was acknowledged before me on the ________ day of ____________ 2011, by Ronnie L. Steinocher, President and CEO of Baron Energy, Inc., a Nevada corporation, on behalf of said corporation

______________________
Notary Public, State of Texas

**ASSIGNEE**

NDB ENERGY, INC.

Date: 9/16/11

By: [signature]
Name: AMIT S. DANG

STATE OF MICHIGAN

COUNTY OF OAKLAND

The foregoing instrument was acknowledged before me on the 16th day of September 2011, by Amit Sangh, ______________________ of NDB Energy, Inc., a Nevada corporation, on behalf of said corporation

KRISTI VASSILEVA MARKOVSKA
Notary Public, State of Michigan
County of Washtenaw
My Commission Expires Jul. 19, 2016
Acting in the County of Oakland

______________________
Notary Public, State of [signature]

**EXHIBIT "A"**

**EXHIBIT A TO THAT CERTAIN MODEL FORM OPERATING AGREEMENT DATED SEPTEMBER 16, 2011 BY AND BETWEEN BARON ENERGY, INC., AS OPERATOR, AND NDB ENERGY, INC, AS NON-OPERATORS**

**I. Identification of Lands Subject to This Agreement**

5-acre tract numbers 973 and 974 in Block 85, American Tribune New Colony Company Lands, Archer County, Texas.

135 acres, more or less, being 5-acre tract numbers 999-1016, inclusive, and 1041-1049, inclusive, all in Block 85, American Tribune New Colony Lands, Archer County, Texas.

**II. Restrictions, if any, as to Depths, Formations or Substances**

Limited to a subsurface depth of 2,000 feet.

**III. Percentage of Fractional Interests of Parties to this Agreement and their Addresses**

| | Working Interest |
|---|---|
| Baron Energy, Inc.<br>392 W. Mill Street<br>New Braunfels, TX 78130 | 20.00% |
| NDB Energy, Inc.<br>1200 G STREET<br>SUITE 800<br>WASHINGTON D.C. 20005 | 80.00% |

**IV. Oil and Gas Leases Subject to this Joint Operating Agreement**

| | |
|---|---|
| Lessor: | Aminex Corporation |
| Lessee: | Kirby M. Crenshaw |
| Date: | April 1, 1983 |
| Recorded: | Vol. 421, Page 523, Deed Records |

| | |
|---|---|
| Lessor: | Tribune Oil Corporation |
| Lessee: | Kirby M. Crenshaw |
| Date: | March 3, 1980 |
| Recorded: | Vol. 390, Page 373, Deed Records |

EXHIBIT "F"

ATTACHED TO AND MADE A PART OF THAT CERTAIN OPERATING AGREEMENT DATED September 16, 2011 BETWEEN BARON ENERGY, INC., AS OPERATOR, AND NDB ENERGY, INC. AS NON-OPERATORS

## MODEL FORM RECORDING SUPPLEMENT TO OPERATING AGREEMENT AND FINANCING STATEMENT

THIS AGREEMENT, entered into by and between Baron Energy, Inc., hereinafter referred to as "Operator," and the signatory party or parties other than Operator, hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A" (said land, Leases and Interests being hereinafter called the "Contract Area"), and in any instance in which the Leases or Interests of a party are not of record, the record owner and the party hereto that owns the interest or rights therein are reflected on Exhibit "A";

WHEREAS, the parties hereto have executed an Operating Agreement dated Sept. 16, 2011 (herein the "Operating Agreement"), covering the Contract Area for the purpose of exploring and developing such lands, Leases and Interests for Oil and Gas; and

WHEREAS, the parties hereto have executed this agreement for the purpose of imparting notice to all persons of the rights and obligations of the parties under the Operating Agreement and for the further purpose of perfecting those rights capable of perfection.

NOW, THEREFORE, in consideration of the mutual rights and obligations of the parties hereto, it is agreed as follows:

1. This agreement supplements the Operating Agreement, which Agreement in its entirety is incorporated herein by reference, and all terms used herein shall have the meaning ascribed to them in the Operating Agreement.

2. The parties do hereby agree that:

A. The Oil and Gas Leases and/or Oil and Gas Interests of the parties comprising the Contract Area shall be subject to and burdened with the terms and provisions of this agreement and the Operating Agreement, and the parties do hereby commit such Leases and Interests to the performance thereof.

B. The exploration and development of the Contract Area for Oil and Gas shall be governed by the terms and provisions of the Operating Agreement, as supplemented by this agreement.

C. All costs and liabilities incurred in operations under this agreement and the Operating Agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties hereto, as provided in the Operating Agreement.

D. Regardless of the record title ownership to the Oil and Gas Leases and/or Oil and Gas Interests identified on Exhibit "A," all production of Oil and Gas from the Contract Area shall be owned by the parties as provided in the Operating Agreement; provided nothing contained in this agreement shall be deemed an assignment or cross-assignment of interests covered hereby.

E. Each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area as provided in the Operating Agreement.

F. An overriding royalty, production payment, net profits interest or other burden payable out of production hereafter created, assignments of production given as security for the payment of money and those overriding royalties, production payments and other burdens payable out of production heretofore created and defined as Subsequently Created Interests in the Operating Agreement shall be (i) borne solely by the party whose interest is burdened therewith, (ii) subject to suspension if a party is required to assign or relinquish to another party an interest which is subject to such burden, and (iii) subject to the lien and security interest hereinafter provided if the party subject to such burden fails to pay its share of expenses chargeable hereunder and under the Operating Agreement, all upon the terms and provisions and in the times and manner provided by the Operating Agreement.

G. The Oil and Gas Leases and/or Oil and Gas Interests which are subject hereto may not be assigned or transferred except in accordance with those terms, provisions and restrictions in the Operating Agreement regulating such transfers.

This agreement and the Operating Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, devisees, legal representatives, and assigns, and the terms hereof shall be deemed to run with the leases or interests included within the lease Contract Area.

H. The parties shall have the right to acquire an interest in renewal, extension and replacement leases, leases proposed to be surrendered, wells proposed to be abandoned, and interests to be relinquished as a result of non-participation in subsequent operations, all in accordance with the terms and provisions of the Operating Agreement.

I. The rights and obligations of the parties and the adjustment of interests among them in the event of a failure or loss of title, each party's right to propose operations, obligations with respect to participation in operations on the Contract Area and the consequences of a failure to participate in operations, the rights and obligations of the parties regarding the marketing of production, and the rights and remedies of the parties for failure to comply with financial obligations shall be as provided in the Operating Agreement.

J. Each party's interest under this agreement and under the Operating Agreement shall be subject to relinquishment for its failure to participate in subsequent operations and each party's share of production and costs shall be reallocated on the basis of such

accounts arising from the sale of production at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

B. Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement and the Operating Agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement and the Operating Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by the Operating Agreement and this instrument as to all obligations attributable to such interest under this agreement and the Operating Agreement whether or not such obligations arise before or after such interest is acquired.

C. To the extent that the parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interest or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest, has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

D. If any party fails to pay its share of expenses within one hundred-twenty (120) days after rendition of a statement therefor by Operator the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in this paragraph 3 and in the Operating Agreement, and each paying party may independently pursue any remedy available under the Operating Agreement or otherwise.

E. If any party does not perform all of its obligations under this agreement or the Operating Agreement, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement or the Operating Agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder or under the Operating Agreement, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

F. The lien and security interest granted in this paragraph 3 supplements identical rights granted under the Operating Agreement.

G. To the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due under this agreement and the Operating Agreement for services performed or materials supplied by Operator.

H. The above described security will be financed at the wellhead of the well or wells located on the Contract Area and this Recording Supplement may be filed in the land records in the County or Parish in which the Contract Area is located, and as a financing statement in all recording offices required under the Uniform Commercial Code or other applicable state statutes to perfect the above-described security interest, and any party hereto may file a continuation statement as necessary under the Uniform Commercial Code, or other state laws.

4. This agreement shall be effective as of the date of the Operating Agreement as above recited. Upon termination of this agreement and the Operating Agreement and the satisfaction of all obligations thereunder, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon the request of Operator, if Operator has complied with all of its financial obligations.

5. This agreement and the Operating Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns. No sale, encumbrance, transfer or other disposition shall be made by any party of any interest in the Leases or Interests subject hereto except as expressly permitted under the Operating Agreement and, if permitted, shall be made expressly subject to this agreement and the Operating Agreement and without prejudice to the rights of the other parties. If the transfer is permitted, the assignee of an ownership interest in any Oil and Gas Lease shall be deemed a party to this agreement and the Operating Agreement as to the interest assigned from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party under this agreement or the Operating Agreement with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted under this agreement and the Operating Agreement in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. of the Operating Agreement and hereby shall continue to burden the interest transferred to secure payment of any such obligations.

6. In the event of a conflict between the terms and provisions of this agreement and the terms and provisions of the Operating Agreement, then, as between the parties, the terms and provisions of the Operating Agreement shall control.

7. This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. In the event that any provision herein is illegal or unenforceable, the remaining provisions shall not be affected, and shall be enforced as if the illegal or unenforceable provision did not appear herein.

8. Other provisions.

By: Lisa P. Hamilton

**Type or Print Name**

Title: Executive Vice President & CFO
Date: August 24, 2011
Address: 392 W. Mill Street, New Braunfels, TX 78130

**NON-OPERATORS**

**ATTEST OR WITNESS**

NDB Energy, Inc.

Erica G. Boswell (signature)
Erica G. Boswell 9/14/2011

By: Amit S. Dang (signature)
AMIT S. DANG

**Type or Print Name**

Title: CFO | DIRECTOR
Date: SEPT. 16, 2011
Address: 1200 G Street NW, Suite 800, Washington, DC 20005

**ATTEST OR WITNESS**

By: ____________________

**Type or Print Name**

Title: ____________________
Date: ____________________
Address: ____________________

**ATTEST OR WITNESS**

By: ____________________

**Type or Print Name**

Title: ____________________
Date: ____________________
Address: ____________________

State of Texas §

County of _ §

This instrument was acknowledged before me on the _____ day of __________, 2011, by ____________________, ____________________ of Baron Energy, Inc., a Nevada Corporation, on behalf of said corporation.

____________________
Notary Public-State of Texas

State of Michigan §
County of Oakland

This instrument was acknowledged before me on the 16th day of September 2011, by Amit Singh, ____________________.

KRISTI VASSILEVA MARKOVSKA
Notary Public, State of Michigan
County of Washtenaw
My Commission Expires Jul. 19, 2016
Acting in the County of Oakland

(signature)
Notary Public-State of ~~Texas~~ Michigan

**ACKNOWLEDGMENTS**

by ______________________________

(Seal, if any)

______________________________

Title (and Rank) ______________________________

My commission expires: ______________________________

**Acknowledgment in Representative Capacity**

State of ______________ §

§ ss.

County of ______________ §

This instrument was acknowledged before me on the 16th day of Sept. 2011

by Harjit Saingh as ______________ of

______________________________

(Seal, if any)

______________________________

KRISTI VASSILEVA MARKOVSKA
Notary Public, State of Michigan
County of Washtenaw
My Commission Expires Jul. 19, 2016
Acting in the County of Oakland

Title (and Rank) ______________________________

My commission expires: ______________________________

# EXHIBIT " C "
# ACCOUNTING PROCEDURE
# JOINT OPERATIONS

Attached to and made part of that certain Operating Agreement dated by and between Baron Energy, Inc. as Operator and NDB Energy, Inc. as Non-Operator

## I. GENERAL PROVISIONS

**IF THE PARTIES FAIL TO SELECT EITHER ONE OF COMPETING "ALTERNATIVE" PROVISIONS, OR SELECT ALL THE COMPETING "ALTERNATIVE" PROVISIONS, ALTERNATIVE 1 IN EACH SUCH INSTANCE SHALL BE DEEMED TO HAVE BEEN ADOPTED BY THE PARTIES AS A RESULT OF ANY SUCH OMISSION OR DUPLICATE NOTATION.**

**IN THE EVENT THAT ANY "OPTIONAL" PROVISION OF THIS ACCOUNTING PROCEDURE IS NOT ADOPTED BY THE PARTIES TO THE AGREEMENT BY A TYPED, PRINTED OR HANDWRITTEN INDICATION, SUCH PROVISION SHALL NOT FORM A PART OF THIS ACCOUNTING PROCEDURE, AND NO INFERENCE SHALL BE MADE CONCERNING THE INTENT OF THE PARTIES IN SUCH EVENT.**

### 1. DEFINITIONS

All terms used in this Accounting Procedure shall have the following meaning, unless otherwise expressly defined in the Agreement:

**"Affiliate"** means for a person, another person that controls, is controlled by, or is under common control with that person. In this definition, (a) control means the ownership by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and (b) "person" means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

**"Agreement"** means the operating agreement, farmout agreement, or other contract between the Parties to which this Accounting Procedure is attached.

**"Controllable Material"** means Material that, at the time of acquisition or disposition by the Joint Account, as applicable, is so classified in the Material Classification Manual most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

**"Equalized Freight"** means the procedure of charging transportation cost to the Joint Account based upon the distance from the nearest Railway Receiving Point to the property.

**"Excluded Amount"** means a specified excluded trucking amount most recently recommended by COPAS.

**"Field Office"** means a structure, or portion of a structure, whether a temporary or permanent installation, the primary function of which is to directly serve daily operation and maintenance activities of the Joint Property and which serves as a staging area for directly chargeable field personnel.

**"First Level Supervision"** means those employees whose primary function in Joint Operations is the direct oversight of the Operator's field employees and/or contract labor directly employed On-site in a field operating capacity. First Level Supervision functions may include, but are not limited to:

- Responsibility for field employees and contract labor engaged in activities that can include field operations, maintenance, construction, well remedial work, equipment movement and drilling
- Responsibility for day-to-day direct oversight of rig operations
- Responsibility for day-to-day direct oversight of construction operations
- Coordination of job priorities and approval of work procedures
- Responsibility for optimal resource utilization (equipment, Materials, personnel)
- Responsibility for meeting production and field operating expense targets
- Representation of the Parties in local matters involving community, vendors, regulatory agents and landowners, as an incidental part of the supervisor's operating responsibilities
- Responsibility for all emergency responses with field staff
- Responsibility for implementing safety and environmental practices
- Responsibility for field adherence to company policy

**"Joint Property"** means the real and personal property subject to the Agreement.

**"Laws"** means any laws, rules, regulations, decrees, and orders of the United States of America or any state thereof and all other governmental bodies, agencies, and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by the Agreement or the Parties and their operations, whether such laws now exist or are hereafter amended, enacted, promulgated or issued.

**"Material"** means personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

**"Non-Operators"** means the Parties to the Agreement other than the Operator.

**"Offshore Facilities"** means platforms, surface and subsea development and production systems, and other support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations, all of which are located offshore.

**"Off-site"** means any location that is not considered On-site as defined in this Accounting Procedure.

**"On-site"** means on the Joint Property when in direct conduct of Joint Operations. The term "On-site" shall also include that portion of Offshore Facilities, Shore Base Facilities, fabrication yards, and staging areas from which Joint Operations are conducted, or other facilities that directly control equipment on the Joint Property, regardless of whether such facilities are owned by the Joint Account.

**"Operator"** means the Party designated pursuant to the Agreement to conduct the Joint Operations.

**"Parties"** means legal entities signatory to the Agreement or their successors and assigns. Parties shall be referred to individually as "Party."

**"Participating Interest"** means the percentage of the costs and risks of conducting an operation under the Agreement that a Party agrees, or is otherwise obligated, to pay and bear.

**"Participating Party"** means a Party that approves a proposed operation or otherwise agrees, or becomes liable, to pay and bear a share of the costs and risks of conducting an operation under the Agreement.

**"Personal Expenses"** means reimbursed costs for travel and temporary living expenses.

**"Railway Receiving Point"** means the railhead nearest the Joint Property for which freight rates are published, even though an actual railhead may not exist.

**"Shore Base Facilities"** means onshore support facilities that during Joint Operations provide such services to the Joint Property as a receiving and transshipment point for Materials; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; and other associated functions serving the Joint Property.

**"Supply Store"** means a recognized source or common stock point for a given Material item.

**"Technical Services"** means services providing specific engineering, geoscience, or other professional skills, such as those performed by engineers, geologists, geophysicists, and technicians, required to handle specific operating conditions and problems for the benefit of Joint Operations; provided, however, Technical Services shall not include those functions specifically identified as overhead under the second paragraph of the introduction of Section III (*Overhead*). Technical Services may be provided by the Operator, Operator's Affiliate, Non-Operator, Non-Operator Affiliates, and/or third parties.

## 2. STATEMENTS AND BILLINGS

The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month. Such bills shall be accompanied by statements that identify the AFE (authority for expenditure), lease or facility, and all charges and credits summarized by appropriate categories of investment and expense. Controllable Material shall be separately identified and fully described in detail, or at the Operator's option, Controllable Material may be summarized by major Material classifications. Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

## 3. ADVANCES AND PAYMENTS BY THE PARTIES

A. Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for the succeeding month's operations within fifteen (15) days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month. If a refund is due, the Operator shall apply the amount to be refunded to the subsequent month's billing or advance, unless the Non-Operator sends the Operator a written request for a cash refund. The Operator shall remit the refund to the Non-Operator within fifteen (15) days of receipt of such written request.

B. Except as provided below, each Party shall pay its proportionate share of all bills in full within fifteen (15) days of receipt date. If payment is not made within such time, the unpaid balance shall bear interest compounded monthly at the prime rate published by the *Wall Street Journal* on the first day of each month the payment is delinquent, plus three percent (3%), per annum, or the maximum contract rate permitted by the applicable usury Laws governing the Joint Property, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts. If the *Wall Street Journal* ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus three percent (3%), per annum. Interest shall begin accruing on the first day of the month in which the payment was due. Payment shall not be reduced or delayed as a result of inquiries or anticipated credits unless the Operator has agreed. Notwithstanding the foregoing, the Non-Operator may reduce payment, provided it furnishes documentation and explanation to the Operator at the time payment is made, to the extent such reduction is caused by:

(1) being billed at an incorrect working interest or Participating Interest that is higher than such Non-Operator's actual working interest or Participating Interest, as applicable; or

(2) being billed for a project or AFE requiring approval of the Parties under the Agreement that the Non-Operator has not approved or is not otherwise obligated to pay under the Agreement; or

(3) being billed for a property in which the Non-Operator no longer owns a working interest, provided the Non-Operator has furnished the Operator a copy of the recorded assignment or letter in-lieu. Notwithstanding the foregoing, the Non-Operator shall remain responsible for paying bills attributable to the interest it sold or transferred for any bills rendered during the thirty (30) day period following the Operator's receipt of such written notice; or

(4) charges outside the adjustment period, as provided in Section I.4 (*Adjustments*).

## 4. ADJUSTMENTS

A. Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements, including payout statements, rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after twenty-four (24) months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto making a claim for adjustment. The Operator shall provide a response to all written exceptions, whether or not contained in an audit report, within the time periods prescribed in Section I.5 (*Expenditure Audits*).

B. All adjustments initiated by the Operator, except those described in items (1) through (4) of this Section I.4.B, are limited to the twenty-four (24) month period following the end of the calendar year in which the original charge appeared or should have appeared on the Operator's Joint Account statement or payout statement. Adjustments that may be made beyond the twenty-four (24) month period are limited to adjustments resulting from the following:

(1) a physical inventory of Controllable Material as provided for in Section V (*Inventories of Controllable Material*), or

(2) an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Operator relating to another property, or

(3) a government/regulatory audit, or

(4) a working interest ownership or Participating Interest adjustment.

## 5. EXPENDITURE AUDITS

A. A Non-Operator, upon written notice to the Operator and all other Non-Operators, shall have the right to audit the Operator's accounts and records relating to the Joint Account within the twenty-four (24) month period following the end of such calendar year in which such bill was rendered; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Section I.4 (*Adjustments*). Any Party that is subject to payout accounting under the Agreement shall have the right to audit the accounts and records of the Party responsible for preparing the payout statements, or of

those Non-Operators approving such audit.

The Non-Operator leading the audit (hereinafter "lead audit company") shall issue the audit report within ninety (90) days after completion of the audit testing and analysis; however, the ninety (90) day time period shall not extend the twenty-four (24) month requirement for taking specific detailed written exception as required in Section I.4.A (*Adjustments*) above. All claims shall be supported with sufficient documentation.

A timely filed written exception or audit report containing written exceptions (hereinafter "written exceptions") shall, with respect to the claims made therein, preclude the Operator from asserting a statute of limitations defense against such claims, and the Operator hereby waives its right to assert any statute of limitations defense against such claims for so long as any Non-Operator continues to comply with the deadlines for resolving exceptions provided in this Accounting Procedure. If the Non-Operators fail to comply with the additional deadlines in Section I.5.B or I.5.C, the Operator's waiver of its rights to assert a statute of limitations defense against the claims brought by the Non-Operators shall lapse, and such claims shall then be subject to the applicable statute of limitations, provided that such waiver shall not lapse in the event that the Operator has failed to comply with the deadlines in Section I.5.B or I.5.C.

B. The Operator shall provide a written response to all exceptions in an audit report within one hundred eighty (180) days after Operator receives such report. Denied exceptions should be accompanied by a substantive response. If the Operator fails to provide substantive response to an exception within this one hundred eighty (180) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section I.3.B (*Advances and Payments by the Parties*).

C. The lead audit company shall reply to the Operator's response to an audit report within ninety (90) days of receipt, and the Operator shall reply to the lead audit company's follow-up response within ninety (90) days of receipt; provided, however, each Non-Operator shall have the right to represent itself if it disagrees with the lead audit company's position or believes the lead audit company is not adequately fulfilling its duties. Unless otherwise provided for in Section I.5.E, if the Operator fails to provide substantive response to an exception within this ninety (90) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section I.3.B (*Advances and Payments by the Parties*).

D. If any Party fails to meet the deadlines in Sections I.5.B or I.5.C or if any audit issues are outstanding fifteen (15) months after Operator receives the audit report, the Operator or any Non-Operator participating in the audit has the right to call a resolution meeting, as set forth in this Section I.5.D or it may invoke the dispute resolution procedures included in the Agreement, if applicable. The meeting will require one month's written notice to the Operator and all Non-Operators participating in the audit. The meeting shall be held at the Operator's office or mutually agreed location, and shall be attended by representatives of the Parties with authority to resolve such outstanding issues. Any Party who fails to attend the resolution meeting shall be bound by any resolution reached at the meeting. The lead audit company will make good faith efforts to coordinate the response and positions of the Non-Operator participants throughout the resolution process; however, each Non-Operator shall have the right to represent itself. Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position. A resolution meeting may be held as often as agreed to by the Parties. Issues unresolved at one meeting may be discussed at subsequent meetings until each such issue is resolved.

If the Agreement contains no dispute resolution procedures and the audit issues cannot be resolved by negotiation, the dispute shall be submitted to mediation. In such event, promptly following one Party's written request for mediation, the Parties to the dispute shall choose a mutually acceptable mediator and share the costs of mediation services equally. The Parties shall each have present at the mediation at least one individual who has the authority to settle the dispute. The Parties shall make reasonable efforts to ensure that the mediation commences within sixty (60) days of the date of the mediation request. Notwithstanding the above, any Party may file a lawsuit or complaint (1) if the Parties are unable after reasonable efforts, to commence mediation within sixty (60) days of the date of the mediation request, (2) for statute of limitations reasons, or (3) to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment an injunction or other provisional relief is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the Parties shall continue to try to resolve the dispute by mediation.

*E.* ☑ ***(Optional Provision – Forfeiture Penalties)***
*If the Non-Operators fail to meet the deadline in Section I.5.C, any unresolved exceptions that were not addressed by the Non-Operators within one (1) year following receipt of the last substantive response of the Operator shall be deemed to have been withdrawn by the Non-Operators. If the Operator fails to meet the deadlines in Section I.5.B or I.5.C, any unresolved exceptions that were not addressed by the Operator within one (1) year following receipt of the audit report or receipt of the last substantive response*

Operator shall notify all Non-Operators of the Operator's proposal and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

This Section I.6.A applies to specific situations of limited duration where a Party proposes to change the accounting for charges from that prescribed in this Accounting Procedure. This provision does not apply to amendments to this Accounting Procedure, which are covered by Section I.6.B.

B. AMENDMENTS

If the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, this Accounting Procedure can be amended by an affirmative vote of ___two___ ( 2 ) or more Parties, one of which is the Operator, having a combined working interest of at least ___fifty one___ percent ( 51 %), which approval shall be binding on all Parties, provided, however, approval of at least one (1) Non-Operator shall be required.

C. AFFILIATES

For the purpose of administering the voting procedures of Sections I.6.A and I.6.B, if Parties to this Agreement are Affiliates of each other, then such Affiliates shall be combined and treated as a single Party having the combined working interest or Participating Interest of such Affiliates.

For the purposes of administering the voting procedures in Section I.6.A, if a Non-Operator is an Affiliate of the Operator, votes under Section I.6.A shall require the majority in interest of the Non-Operator(s) after excluding the interest of the Operator's Affiliate.

## II. DIRECT CHARGES

The Operator shall charge the Joint Account with the following items:

### 1. RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

### 2. LABOR

A. Salaries, consulting fees, and/or wages, / including incentive compensation programs as set forth in COPAS MFI-37 ("Chargeability of Incentive Compensation Programs"), for:

(1) Operator's field employees and/or consultants / directly employed On-site in the conduct of Joint Operations.

(2) Operator's employees and/or consultants / directly employed on Shore Base Facilities, Offshore Facilities, or other facilities serving the Joint Property if such costs are not charged under Section II.6 (*Equipment and Facilities Furnished by Operator*) or are not a function covered under Section III (*Overhead*).

(3) Operator's employees providing First Level Supervision.

(4) Operator's employees and/or consultants / providing On-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (*Overhead*).

(5) Operator's employees and/or consultants / providing Off-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (*Overhead*).

Charges for the Operator's employees identified in Section II.2.A may be made based on the employee's actual salaries and wages, or in lieu thereof, a day rate representing the Operator's average salaries and wages of the employee's specific job category.

Charges for personnel chargeable under this Section II.2.A who are foreign nationals shall not exceed comparable compensation paid to an equivalent U.S. employee pursuant to this Section II.2, unless otherwise approved by the Parties pursuant to Section I.6.A (*General Matters*).

D. Personal Expenses of personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A when the expenses are incurred in connection with directly chargeable activities.

E. Reasonable relocation costs incurred in transferring to the Joint Property personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A. Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party, or that are for the primary benefit of the Operator, shall not be chargeable to the Joint Account. Extraordinary relocation costs, such as those incurred as a result of transfers from remote locations, such as Alaska or overseas, shall not be charged to the Joint Account unless approved by the Parties pursuant to Section I.6.A (*General Matters*).

F. Training costs as specified in COPAS MFI-35 ("Charging of Training Costs to the Joint Account") for personnel whose salaries and wages are chargeable under Section II.2.A. This training charge shall include the wages, salaries, training course cost, and Personal Expenses incurred during the training session. The training cost shall be charged or allocated to the property or properties directly benefiting from the training. The cost of the training course shall not exceed prevailing commercial rates, where such rates are available.

G. Operator's current cost of established plans for employee benefits, as described in COPAS MFI-27 ("Employee Benefits Chargeable to Joint Operations and Subject to Percentage Limitation"), applicable to the Operator's labor costs chargeable to the Joint Account under Sections II.2.A and B based on the Operator's actual cost not to exceed the employee benefits limitation percentage most recently recommended by COPAS.

H. Award payments to employees, and/or contractors in accordance with COPAS MFI-49 ("Awards to Employees and Contractors") for personnel whose salaries and wages are chargeable under Section II.2.A.

## 3. MATERIAL

Material purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV (Material *Purchases, Transfers, and Dispositions*). Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

## 4. TRANSPORTATION

A. Transportation of the Operator's, Operator's Affiliate's, or contractor's personnel necessary for Joint Operations.

B. Transportation of Material between the Joint Property and another property, or from the Operator's warehouse or other storage point to the Joint Property, shall be charged to the receiving property using one of the methods listed below. Transportation of Material from the Joint Property to the Operator's warehouse or other storage point shall be paid for by the Joint Property using one of the methods listed below:

(1) If the actual trucking charge is less than or equal to the Excluded Amount the Operator may charge actual trucking cost or a theoretical charge from the Railway Receiving Point to the Joint Property. The basis for the theoretical charge is the per hundred weight charge plus fuel surcharges from the Railway Receiving Point to the Joint Property. The Operator shall consistently apply the selected alternative.

(2) If the actual trucking charge is greater than the Excluded Amount, the Operator shall charge Equalized Freight. Accessorial charges such as loading and unloading costs, split pick-up costs, detention, call out charges, and permit fees shall be charged directly to the Joint Property and shall not be included when calculating the Equalized Freight.

## 5. SERVICES

The cost of contract services, equipment, and utilities used in the conduct of Joint Operations, except for contract services, equipment, and utilities covered by Section III (*Overhead*), or Section II.7 (*Affiliates*), or excluded under Section II.9 (*Legal Expense*). Awards paid to contractors shall be chargeable pursuant to COPAS MFI-49 ("Awards to Employees and Contractors").

The costs of third party Technical Services are chargeable to the extent excluded from the overhead rates under Section III (*Overhead*).

## 6. EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

equipment and facilities investment have been fully depreciated. The rate may include an element of the estimated cost for abandonment, reclamation, and dismantlement. Such rates shall not exceed the average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in Section II.6.A above, the Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property, less twenty percent (20%). If equipment and facilities are charged under this Section II.6.B, the Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation. For automotive equipment, the Operator may elect to use rates published by the Petroleum Motor Transport Association (PMTA) or such other organization recognized by COPAS as the official source of rates.

**7. AFFILIATES**

A. Charges for an Affiliate's goods and/or services used in operations requiring an AFE or other authorization from the Non-Operators may be made without the approval of the Parties provided (i) the Affiliate is identified and the Affiliate goods and services are specifically detailed in the approved AFE or other authorization, and (ii) the total costs for such Affiliate's goods and services billed to such individual project do not exceed $ 50,000.00 If the total costs for an Affiliate's goods and services charged to such individual project are not specifically detailed in the approved AFE or authorization or exceed such amount, charges for such Affiliate shall require approval of the Parties, pursuant to Section I.6.A (*General Matters*).

B. For an Affiliate's goods and/or services used in operations not requiring an AFE or other authorization from the Non-Operators, charges for such Affiliate's goods and services shall require approval of the Parties, pursuant to Section I.6.A (*General Matters*), if the charges exceed $ 50,000.00 in a given calendar year.

C. The cost of the Affiliate's goods or services shall not exceed average commercial rates prevailing in the area of the Joint Property, unless the Operator obtains the Non-Operators' approval of such rates. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation; provided, however, documentation of commercial rates shall not be required if the Operator obtains Non-Operator approval of its Affiliate's rates or charges prior to billing Non-Operators for such Affiliate's goods and services. Notwithstanding the foregoing, direct charges for Affiliate-owned communication facilities or systems shall be made pursuant to Section II.12 (*Communications*).

**8. DAMAGES AND LOSSES TO JOINT PROPERTY**

All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred, except to the extent such damages or losses result from a Party's or Parties' gross negligence or willful misconduct, in which case such Party or Parties shall be solely liable.

The Operator shall furnish the Non-Operator written notice of damages or losses incurred as soon as practicable after a report has been received by the Operator.

**9. LEGAL EXPENSE**

Recording fees, and costs of handling, settling, or otherwise discharging litigation, claims, and liens incurred in or resulting from operations under the Agreement, or necessary to protect or recover the Joint Property, shall be chargeable to the extentpermitted as a direct charge in the Agreement.

Costs for title and regulatory work,
/ for procuring abstracts, fees paid to outside attorneys for title examinations (including preliminary, supplemental, shut-in royalty opinions, division order title opinions), and curative work shall be chargeable to the extent permitted as a direct charge in the Agreement.

**10. TAXES AND PERMITS**

All taxes and permitting fees of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator's gross negligence or willful misconduct.

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party's working interest, then

Costs of tax consultants or advisors, the Operator's employees, or Operator's Affiliate employees in matters regarding ad valorem or other tax matters, are not permitted as direct charges unless approved by the Parties pursuant to Section I.6.A (*General Matters*).

Charges to the Joint Account resulting from sales/use tax audits, including extrapolated amounts and penalties and interest, are permitted, provided the Non-Operator shall be allowed to review the invoices and other underlying source documents which served as the basis for tax charges and to determine that the correct amount of taxes were charged to the Joint Account. If the Non-Operator is not permitted to review such documentation, the sales/use tax amount shall not be directly charged unless the Operator can conclusively document the amount owed by the Joint Account.

**11. INSURANCE**

Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties. If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its worker's compensation and employer's liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property. In the case of offshore operations in federal waters, the manual rates of the adjacent state shall be used for personnel performing work On-site, and such rates shall be adjusted for offshore operations by the U.S. Longshoreman and Harbor Workers (USL&H) or Jones Act surcharge, as appropriate.

**12. COMMUNICATIONS**

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, including satellite, radio and microwave facilities, between the Joint Property and the Operator's office(s) directly responsible for field operations in accordance with the provisions of COPAS MFI-44 ("Field Computer and Communication Systems"). If the communications facilities or systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be made as provided in Section II.6 (*Equipment and Facilities Furnished by Operator*). If the communication facilities or systems serving the Joint Property are owned by the Operator's Affiliate, charges to the Joint Account shall not exceed average commercial rates prevailing in the area of the Joint Property. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.

**13. ECOLOGICAL, ENVIRONMENTAL, AND SAFETY**

Costs incurred for Technical Services and drafting to comply with ecological, environmental and safety Laws or standards recommended by Occupational Safety and Health Administration (OSHA) or other regulatory authorities. All other labor and functions incurred for ecological, environmental and safety matters, including management, administration, and permitting, shall be covered by Sections II.2 (*Labor*), II.5 (*Services*), or Section III (*Overhead*), as applicable.

Costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable Laws, or other pollution containment and removal equipment deemed appropriate by the Operator for prudent operations, are directly chargeable.

**14. ABANDONMENT AND RECLAMATION**

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by lease agreements or by Laws.

**15. OTHER EXPENDITURES**

The cost of Operator's Field Offices not covered in Section III, or any other expenditure not covered or dealt with in the foregoing provisions of this Section II (*Direct Charges*), or in Section III (*Overhead*) and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

## III. OVERHEAD

As compensation for costs not specifically identified as chargeable to the Joint Account pursuant to Section II (*Direct Charges*), the Operator shall charge the Joint Account in accordance with this Section III.

Functions included in the overhead rates regardless of whether performed by the Operator, Operator's Affiliates or third parties and regardless

- human resources
- management
- supervision not directly charged under Section II.2 (*Labor*)
- legal services not directly chargeable under Section II.9 (*Legal Expense*)
- taxation, other than those costs identified as directly chargeable under Section II.10 (*Taxes and Permits*)
- preparation and monitoring of permits and certifications; preparing regulatory reports; appearances before or meetings with governmental agencies or other authorities having jurisdiction over the Joint Property, other than On-site inspections; reviewing, interpreting, or submitting comments on or lobbying with respect to Laws or proposed Laws.

Overhead charges shall include the salaries or wages plus applicable payroll burdens, benefits, and Personal Expenses of personnel performing overhead functions, as well as office and other related expenses of overhead functions.

**1. OVERHEAD—DRILLING AND PRODUCING OPERATIONS**

As compensation for costs incurred but not chargeable under Section II (*Direct Charges*) and not covered by other provisions of this Section III, the Operator shall charge on either:

☑ **(Alternative 1)** Fixed Rate Basis, Section III.1.B.
☐ **(Alternative 2)** Percentage Basis, Section III.1.C.

A. TECHNICAL SERVICES

(i) Except as otherwise provided in Section II.13 (*Ecological Environmental, and Safety*) and Section III.2 (*Overhead – Major Construction and Catastrophe*), or by approval of the Parties pursuant to Section I.6.A (*General Matters*), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for **On-site** Technical Services, including third party Technical Services:

☑ **(Alternative 1 – Direct)** shall be charged **direct** to the Joint Account.

☐ **(Alternative 2 – Overhead)** shall be covered by the **overhead** rates.

(ii) Except as otherwise provided in Section II.13 (*Ecological, Environmental, and Safety*) and Section III.2 (*Overhead – Major Construction and Catastrophe*), or by approval of the Parties pursuant to Section I.6.A (*General Matters*), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for **Off-site** Technical Services, including third party Technical Services:

☐ **(Alternative 1 – All Overhead)** shall be covered by the **overhead** rates.

☑ **(Alternative 2 – All Direct)** shall be charged **direct** to the Joint Account.

☐ **(Alternative 3 – Drilling Direct)** shall be charged **direct** to the Joint Account, **only** to the extent such Technical Services are directly attributable to drilling, redrilling, deepening, or sidetracking operations, through completion, temporary abandonment, or abandonment if a dry hole. Off-site Technical Services for all other operations, including workover, recompletion, abandonment of producing wells, and the construction or expansion of fixed assets not covered by Section III.2 (*Overhead - Major Construction and Catastrophe*) shall be covered by the overhead rates.

Notwithstanding anything to the contrary in this Section III, Technical Services provided by Operator's Affiliates are subject to limitations set forth in Section II.7 (*Affiliates*). Charges for Technical personnel performing non-technical work shall not be governed by this Section III.1.A, but instead governed by other provisions of this Accounting Procedure relating to the type of work being performed.

B. OVERHEAD—FIXED RATE BASIS

(1) The Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate per month $ 2,500.00 (prorated for less than a full month)

Producing Well Rate per month $ 150.00

(b) Charges for any well undergoing any type of workover, recompletion, and/or abandonment for a period of five (5) or more consecutive work-days shall be made at the Drilling Well Rate. Such charges shall be applied for the period from date operations, with rig or other units used in operations, commence through date of rig or other unit release, except that no charges shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(3) Application of Overhead—Producing Well Rate shall be as follows:

(a) An active well that is produced, injected into for recovery or disposal, or used to obtain water supply to support operations for any portion of the month shall be considered as a one-well charge for the entire month.

(b) Each active completion in a multi-completed well shall be considered as a one-well charge provided each completion is considered a separate well by the governing regulatory authority.

(c) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well, unless the Drilling Well Rate applies, as provided in Sections III.1.B.(2)(a) or (b). This one-well charge shall be made whether or not the well has produced.

(d) An active gas well shut in because of overproduction or failure of a purchaser, processor, or transporter to take production shall be considered as a one-well charge provided the gas well is directly connected to a permanent sales outlet.

(e) Any well not meeting the criteria set forth in Sections III.1.B.(3) (a), (b), (c), or (d) shall not qualify for a producing overhead charge.

(4) The well rates shall be adjusted on the first day of April each year following the effective date of the Agreement; provided, however, if this Accounting Procedure is attached to or otherwise governing the payout accounting under a farmout agreement, the rates shall be adjusted on the first day of April each year following the effective date of such farmout agreement. The adjustment shall be computed by applying the adjustment factor most recently published by COPAS. The adjusted rates shall be the initial or amended rates agreed to by the Parties increased or decreased by the adjustment factor described herein, for each year from the effective date of such rates, in accordance with COPAS MFI-47 ("Adjustment of Overhead Rates").

**2. OVERHEAD—MAJOR CONSTRUCTION AND CATASTROPHE**

**3. AMENDMENT OF OVERHEAD RATES**

The overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive, in accordance with the provisions of Section I.6.B (*Amendments*).

## IV. MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions. The Operator shall provide all Material for use in the conduct of Joint Operations; however, Material may be supplied by the Non-Operators, at the Operator's option. Material furnished by any Party shall be furnished without any express or implied warranties as to quality, fitness for use, or any other matter.

**1. DIRECT PURCHASES**

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received. The Operator shall make good faith efforts to take discounts offered by suppliers, but shall not be liable for failure to take discounts except to the extent such failure was the result of the Operator's gross negligence or willful misconduct. A direct purchase shall be deemed to occur when an agreement is made between an Operator and a third party for the acquisition of Material for a specific well site or location. Material provided by the Operator under "vendor stocking programs," where the initial use is for a Joint Property and title of the Material does not pass from the manufacturer, distributor, or agent until usage, is considered a direct purchase. If Material is found to be defective or is returned to the manufacturer, distributor, or agent for any other reason, credit shall be passed to the Joint Account within sixty (60) days after the Operator has received adjustment from the manufacturer, distributor, or agent.

**2. TRANSFERS**

A transfer is determined to occur when the Operator (i) furnishes Material from a storage facility or from another operated property, (ii) has assumed liability for the storage costs and changes in value, and (iii) has previously secured and held title to the transferred Material. Similarly, the removal of Material from the Joint Property to a storage facility or to another operated property is also considered a transfer; provided, however, Material that is moved from the Joint Property to a storage location for safe-keeping pending disposition may remain charged to the Joint Account and is not considered a transfer. Material shall be disposed of in accordance with Section IV.3 (*Disposition of Surplus*) and the Agreement to which this Accounting Procedure is attached.

A. PRICING

The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of physical transfer. Regardless of the pricing method used, the Operator shall make available to the Non-Operators sufficient documentation to verify the Material valuation. When higher than specification grade or size tubulars are used in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars, unless such higher specification grade or sized tubulars are approved by the Parties pursuant to Section I.6.A (*General Matters*). Transfers of new Material will be priced using one of the following pricing methods; provided, however, the Operator shall use consistent pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Operator for a specific transfer:

(1) Using published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).

(a) For oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement, plus transportation cost as defined in Section IV.2.B (*Freight*).

(b) For other Material, the published price shall be the published list price in effect at date of movement, as listed by a Supply Store nearest the Joint Property where like Material is normally available, or point of manufacture plus transportation costs as defined in Section IV.2.B (*Freight*).

(2) Based on a price quotation from a vendor that reflects a current realistic acquisition cost.

(3) Based on the amount paid by the Operator for like Material in the vicinity of the Joint Property within the previous twelve (12) months from the date of physical transfer.

(4) As agreed to by the Participating Parties for Material being transferred to the Joint Property, and by the Parties owning the Material for Material being transferred from the Joint Property.

B. FREIGHT

Transportation costs shall be added to the Material transfer price using the method prescribed by the COPAS Computerized Equipment Pricing System (CEPS). If not using CEPS, transportation costs shall be calculated as follows:

(1) Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the Railway Receiving Point based on the carload weight basis as recommended by the COPAS MFI-38 ("Material Pricing Manual") and other COPAS MFIs in effect at the time of the transfer.

(2) Transportation costs for special mill items shall be calculated from that mill's shipping point to the Railway Receiving Point. For transportation costs from other than eastern mills, the 30,000-pound interstate truck rate shall be used. Transportation costs for macaroni tubing shall be calculated based on the interstate truck rate per weight of tubing transferred to the Railway Receiving Point.

(3) Transportation costs for special end tubular goods shall be calculated using the interstate truck rate from Houston, Texas, to the Railway Receiving Point.

(4) Transportation costs for Material other than that described in Sections IV.2.B.(1) through (3), shall be calculated from the Supply Store or point of manufacture, whichever is appropriate, to the Railway Receiving Point

D. CONDITION

(1) Condition "A" – New and unused Material in sound and serviceable condition shall be charged at one hundred percent (100%) of the price as determined in Sections IV.2.A (*Pricing*), IV.2.B (*Freight*), and IV.2.C (*Taxes*). Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss; provided, however, any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking fees charged by the vendor. New and unused Material transferred from the Joint Property may be credited at a price other than the price originally charged to the Joint Account provided such price is approved by the Parties owning such Material, pursuant to Section I.6.A (*General Matters*). All refurbishing costs required or necessary to return the Material to original condition or to correct handling, transportation, or other damages will be borne by the divesting property. The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer. Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2) Condition "B" – Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (*Pricing*), IV.2.B (*Freight*), and IV.2.C (*Taxes*) by seventy-five percent (75%).

Except as provided in Section IV.2.D(3), all reconditioning costs required to return the Material to Condition "B" or to correct handling, transportation or other damages will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Sections IV.2.A (*Pricing*), IV.2.B (*Freight*), and IV.2.C (*Taxes*) multiplied by sixty-five percent (65%).

Unless otherwise agreed to by the Parties that paid for such Material, used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3) Condition "C" – Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (*Pricing*), IV.2.B (*Freight*), and IV.2.C (*Taxes*) by fifty percent (50%).

The cost of reconditioning may be charged to the receiving property to the extent Condition "C" value, plus cost of reconditioning, does not exceed Condition "B" value.

(4) Condition "D" – Material that (i) is no longer suitable for its original purpose but useable for some other purpose, (ii) is obsolete, or (iii) does not meet original specifications but still has value and can be used in other applications as a substitute for items with different specifications, is considered Condition "D" Material. Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing, or drill pipe utilized as line pipe shall be priced at used line pipe prices. Casing, tubing, or drill pipe used as higher pressure service lines than standard line pipe, e.g., power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non-upset basis. For other items, the price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material, or as agreed to by the Parties pursuant to Section I.6.A (*General Matters*).

(5) Condition "E" – Junk shall be priced at prevailing scrap value prices.

E. OTHER PRICING PROVISIONS

(1) Preparation Costs

Subject to Section II (*Direct Charges*) and Section III (*Overhead*) of this Accounting Procedure, costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator's actual costs of the services. Documentation must be provided to the Non-Operators upon request to support the cost of service. New coating and/or wrapping shall be considered a component of the Materials and priced in accordance with Sections IV.1 (*Direct Purchases*) or IV.2.A (*Pricing*), as applicable. No charges or

**3. DISPOSITION OF SURPLUS**

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operators in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator. To avoid the accumulation of surplus Material, the Operator should make good faith efforts to dispose of surplus within twelve (12) months through buy/sale agreements, trade, sale to a third party, division in kind, or other dispositions as agreed to by the Parties.

Disposal of surplus Materials shall be made in accordance with the terms of the Agreement to which this Accounting Procedure is attached. If the Agreement contains no provisions governing disposal of surplus Material, the following terms shall apply:

- The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator's expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Parties owning such Material.

- If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Material.

- Operator may purchase surplus Condition "A" or "B" Material without approval of the Parties owning such Material, based on the pricing methods set forth in Section IV.2 (*Transfers*).

- Operator may purchase Condition "C" Material without prior approval of the Parties owning such Material if the value of the Materials, based on the pricing methods set forth in Section IV.2 (*Transfers*), is less than or equal to the Operator's expenditure limitation set forth in the Agreement. The Operator shall provide documentation supporting the classification of the Material as Condition C.

- Operator may dispose of Condition "D" or "E" Material under procedures normally utilized by Operator without prior approval of the Parties owning such Material.

**4. SPECIAL PRICING PROVISIONS**

A. PREMIUM PRICING

Whenever Material is available only at inflated prices due to national emergencies, strikes, government imposed foreign trade restrictions, or other unusual causes over which the Operator has no control, for direct purchase the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, making it suitable for use, and moving it to the Joint Property. Material transferred or disposed of during premium pricing situations shall be valued in accordance with Section IV.2 (*Transfers*) or Section IV.3 (*Disposition of Surplus*), as applicable.

B. SHOP-MADE ITEMS

Items fabricated by the Operator's employees, or by contract laborers under the direction of the Operator, shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item. If the Material is from the Operator's scrap or junk account, the Material shall be priced at either twenty-five percent (25%) of the current price as determined in Section IV.2.A (*Pricing*) or scrap value, whichever is higher. In no event shall the amount charged exceed the value of the item commensurate with its use.

C. MILL REJECTS

Mill rejects purchased as "limited service" casing or tubing shall be priced at eighty percent (80%) of K-55/J-55 price as determined in Section IV.2 (*Transfers*). Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J-55 casing or tubing at the nearest size and weight.

**V. INVENTORIES OF CONTROLLABLE MATERIAL**

**1. DIRECTED INVENTORIES**

Physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators (hereinafter, "directed inventory"); provided, however, the Operator shall not be required to perform directed inventories more frequently than once every five (5) years. Directed inventories shall be commenced within one hundred eighty (180) days after the Operator receives written notice that a majority in interest of the Non-Operators has requested the inventory. All Parties shall be governed by the results of any directed inventory.

Expenses of directed inventories will be borne by the Joint Account; provided, however, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs. The Operator is expected to exercise judgment in keeping expenses within reasonable limits. Any anticipated disproportionate or extraordinary costs should be discussed and agreed upon prior to commencement of the inventory. Expenses of directed inventories may include the following:

A. A per diem rate for each inventory person, representative of actual salaries, wages, and payroll burdens and benefits of the personnel performing the inventory or a rate agreed to by the Parties pursuant to Section I.6.A (*General Matters*). The per diem rate shall also be applied to a reasonable number of days for pre-inventory work and report preparation.

B. Actual transportation costs and Personal Expenses for the inventory team.

C. Reasonable charges for report preparation and distribution to the Non-Operators.

**2. NON-DIRECTED INVENTORIES**

A. OPERATOR INVENTORIES

Physical inventories that are not requested by the Non-Operators may be performed by the Operator, at the Operator's discretion. The expenses of conducting such Operator-initiated inventories shall not be charged to the Joint Account.

B. NON-OPERATOR INVENTORIES

Subject to the terms of the Agreement to which this Accounting Procedure is attached, the Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk after giving the Operator at least ninety (90) days prior written notice. The Non-Operator inventory report shall be furnished to the Operator in writing within ninety (90) days of completing the inventory fieldwork.

C. SPECIAL INVENTORIES

The expense of conducting inventories other than those described in Sections V.1 (*Directed Inventories*), V.2.A (*Operator Inventories*), or V.2.B (*Non-Operator Inventories*), shall be charged to the Party requesting such inventory; provided, however, inventories required due to a change of Operator shall be charged to the Joint Account in the same manner as described in Section V.1 (*Directed Inventories*).

EXHIBIT "D"

**EXHIBIT "D" TO THAT CERTAIN JOINT OPERATING AGREEMENT DATED SEPTEMBER 16, 2011 BY AND BETWEEN BARON ENERGY, INC., AS OPERATOR, AND NDB ENERGY, INC., AS NON-OPERATOR**

Operator agrees to contract for and keep in full force and effect for the duration of this agreement, insurance policies as follows:

(a) General Public Liability in an amount not less than $100,000 for injuries to one person and $300,000 for injuries in any one accident.

(b Umbrella Excess Liability insurance with limits of liability to be not less than $1,000,000 per occurrence and aggregate; excess of the Employers Liability and General Liability coverages above.

Such insurance may contain exceptions as are reasonable in the sole judgment of Operator, including but not limited to blowouts, underground damages, etc.

**EXHIBIT "E"**

**ATTACHED TO AND MADE A PART OF THAT CERTAIN OPERATING AGREEMENT DATED September 16, 2011 BY AND BETWEEN BARON ENERGY, INC., AS OPERATOR, AND NDB ENERGY, INC. AS NON-OPERATORS.**

## GAS STORAGE AND BALANCING AGREEMENT

The parties to the Operating Agreement to which this gas storage agreement is attached own the working interest in the gas rights underlying the Contract Area covered by such agreement in accordance with the percentages of participation as set forth in Exhibit "A" to the Operating Agreement.

In accordance with the terms of the Operating Agreement, each party thereto has the right to take its share of gas produced from the Contract Area and market the same. In the event any of the parties hereto is not able to market its share of gas or has contracted to sell its share of gas produced from the Contract Area to a purchaser which is unable at any time while this agreement is in effect to take the share of gas attributable to the interest of such party, the terms of this storage agreement shall automatically become effective.

During the period or periods when any party hereto is not selling or otherwise disposing of its share of gas produced from the Contract Area, or its purchaser is unable to take its share of gas produced from the Contract Area, the other parties shall be entitled to produce each month one hundred percent (100%) of the allowable gas production assigned to such Contract Area and shall be entitled to take and deliver to its or their purchaser all of such gas production. All parties hereto shall share in and own the liquid hydrocarbons recovered from such gas by lease equipment in accordance with their respective interests and subject to the Operating Agreement to which this gas storage agreement is attached, but the part or parties taking such gas shall own all of the gas delivered to its or their purchaser. Each party not selling or otherwise disposing of its share of the gas produced shall be credited with gas in storage equal to its share of the gas produced and metered under this Agreement. A Non-Consenting Party pursuant to Article VI of this Operating Agreement shall be credited with only its proportionate share of gas against its non-consent penalties regardless of what share such owner's purchaser is taking at any given time.

Each party taking gas shall furnish the Operator a monthly statement of gas taken. The Operator will maintain a current account of the gas balance between the parties and will furnish all parties hereto a monthly statement showing the total quality of gas taken and/or sold by each party and the monthly and accumulative over and under delivered of each party.

Each party producing and/or delivering gas to its purchaser shall pay any and all production taxes due on such gas.

At all times while gas is produced from the Contract Area, each party hereto will make settlement with all royalty owners for said unit as required by applicable regulations. Each party hereto agrees to hold each other party harmless from any and all claims for royalty payments asserted by royalty owners to whom each party is accountable.

After notice to the Operator, any party at any time may begin taking or delivering to its purchaser its share of the gas produced from the Contract Area. In addition to its share, each party, including the Operator, until it has recovered its gas in storage and balance the gas account as to its interest, shall be entitled to take or deliver to a purchaser a volume of gas equal to twenty-five percent (25%) of the overproduced party or parties' share of gas produced from the Contract Area. If two or more parties are entitled to twenty-five percent (25%) of the overproduced party or parties' share of gas

From: Rosalyn Clarin <rosalyn@seattle-accounting.com>
Subject: NDBE Wire Transfer
Date: September 20, 2011 1:43:17 AM EDT
To: Amit Singh <amit@infinitusventures.com>

Hi, Amit:

The following wire transfer had just occurred. Please provide information.

09/16/2011 Debit 7726OUTGOING WIRE FED WIRE TRANSFER DEBIT 007726Uncategorized $125,000.00

Thanks,
Rosalyn

--
**Rosalyn Clarin**
rosalyn@seattle-accounting.com
Seattle-Accounting.Com, Inc.
4200 196th Street SW Suite 102
Lynnwood, WA 98036
(415) 678-8515 Office
(415) 329-4203 Fax
(206) 778-3625 Cell